Exhibit 99.1
DTE Gas Company
Consolidated Financial Statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and Report of Independent Auditors

THIS PAGE INTENTIONALLY LEFT BLANK

DTE Gas Company
Year Ended December 31, 2017

DEFINITIONS

AFUDC	Allowance for Funds Used During Construction

ASU	Accounting Standards Update issued by the FASB

Company	DTE Gas Company and any subsidiary companies

Customer Choice	Michigan legislation giving customers the option of retail access to alternative suppliers for natural gas

DTE Energy	DTE Energy Company, directly or indirectly the parent of DTE Electric Company, DTE Gas Company, and numerous non-utility subsidiaries

DTE Gas	DTE Gas Company (an indirect wholly-owned subsidiary of DTE Energy) and subsidiary companies

EPA	U.S. Environmental Protection Agency

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

GCR	A Gas Cost Recovery mechanism authorized by the MPSC that allows DTE Gas to recover through rates its natural gas costs.

IRM	Infrastructure Recovery Mechanism

LLC	DTE Energy Corporate Services, LLC, a subsidiary of DTE Energy

MDEQ	Michigan Department of Environmental Quality

MGP	Manufactured Gas Plant

MPSC	Michigan Public Service Commission

NAV	Net Asset Value

Revenue Decoupling Mechanism	A Revenue Decoupling Mechanism authorized by the MPSC that is designed to minimize the impact on revenues of changes in average customer usage.

TCJA	Tax Cuts and Jobs Act of 2017

VEBA	Voluntary Employees Beneficiary Association

Units of Measurement

Bcf	Billion cubic feet of natural gas

MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS
The following table summarizes the financial results for the years ended December 31:

	2017	2016	2015
	(In millions)
Operating Revenues	$1,368	$1,308	$1,356
Cost of gas	432	445	513
Gross Margin	936	863	843
Operation and maintenance	445	406	426
Depreciation and amortization	122	104	102
Taxes other than income	64	63	62
Asset (gains) losses and impairments, net	—	4	—
Operating Income	305	286	253
Other (Income) and Deductions	81	70	49
Income Tax Expense	78	78	72
Net Income	$146	$138	$132
Gross Margin increased $73 million in 2017 and increased $20 million in 2016. Revenues associated with certain mechanisms and surcharges are offset by related expenses elsewhere in the Consolidated Statements of Operations.
The following table details changes in various gross margin components relative to the comparable prior period for the years ended December 31:

	2017	2016
	(In millions)
Implementation of new rates	$80	$23
Revenue decoupling mechanism	4	(7)
Home protection program	3	4
Midstream storage and transportation revenues	(5)	(2)
Weather	(6)	(22)
Infrastructure recovery mechanism	—	12
Other	(3)	12
Increase in Gross Margin	$73	$20

	2017	2016	2015
	(In Bcf)
Gas Markets
Gas sales	116	113	119
End-user transportation	165	182	169
	281	295	288
Intermediate transportation	260	214	289
Total Gas sales	541	509	577
Operation and maintenance expense increased $39 million in 2017 and decreased $20 million in 2016. The increase in 2017 was primarily due to increased employee benefits expenses of $30 million, increased corporate expenses of $3 million, and increased gas operations expenses of $3 million. The decrease in 2016 was primarily due to decreased uncollectible expenses of $14 million and decreased transmission expenses of $8 million. The decreased uncollectible expenses and transmission expenses in 2016 were primarily the result of weather-related impacts of warmer weather in 2016. Additionally, the Company took actions to reduce costs to partially offset the negative impacts to revenue and utility margin resulting from the warmer weather in 2016.
Depreciation and amortization expense increased $18 million in 2017 and increased $2 million in 2016. The increase in 2017 was primarily due to increased expense from an increased depreciable base and higher depreciation rates.

Other (Income) and Deductions increased $11 million in 2017 and increased $21 million in 2016. The increase in 2017 was primarily due to increased contributions to the DTE Energy Foundation and other not-for-profit organizations of $7 million and higher interest expense of $5 million. The increase in 2016 was primarily due to contributions to the DTE Energy Foundation and other not-for-profit organizations.
Outlook — The Company will continue to move forward in its efforts to achieve operational excellence, sustain strong cash flows, and earn its authorized return on equity. The Company expects that planned significant infrastructure capital investments will result in earnings growth. Looking forward, additional factors may impact earnings such as weather, the outcome of regulatory proceedings, benefit plan design changes, and investment returns and changes in discount rate assumptions in benefit plans and health care costs. The Company expects to continue its efforts to improve productivity and decrease costs while improving customer satisfaction with consideration of customer rate affordability.
The Company filed a rate case with the MPSC on November 22, 2017 requesting an increase in base rates of $85.1 million based on a projected twelve-month period ending September 30, 2019. The requested increase in base rates is primarily due to an increase in net plant. The rate filing also includes projected changes in sales, operations, maintenance expenses, and working capital. The rate filing also requests an increase in return on equity from 10.1% to 10.5%. A final MPSC order in this case is expected by September 2018.
On January 19, 2018, the Company filed information with the MPSC regarding the potential change in revenue requirements due to the TCJA effective January 1, 2018, and outlined our recommended method to flow the current and deferred tax benefits of those impacts to ratepayers.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder of DTE Gas Company:

We have audited the accompanying consolidated financial statements of DTE Gas Company and its subsidiaries, which comprise the consolidated statements of financial position as of December 31, 2017 and December 31, 2016, and the related consolidated statements of operations, of comprehensive income, of cash flows and of changes in shareholder’s equity for each of the three years in the period ended December 31, 2017.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DTE Gas Company and its subsidiaries as of December 31, 2017 and December 31, 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
March 9, 2018

DTE Gas Company
Consolidated Statements of Operations

	Year Ended December 31,
	2017	2016	2015
	(In millions)
Operating Revenues	$1,368	$1,308	$1,356

Operating Expenses
Cost of gas	432	445	513
Operation and maintenance	445	406	426
Depreciation and amortization	122	104	102
Taxes other than income	64	63	62
Asset (gains) losses and impairments, net	—	4	—
	1,063	1,022	1,103
Operating Income	305	286	253

Other (Income) and Deductions
Interest expense	65	60	61
Interest income	(7)	(6)	(7)
Other income	(10)	(10)	(8)
Other expenses	33	26	3
	81	70	49
Income Before Income Taxes	224	216	204

Income Tax Expense	78	78	72

Net Income	$146	$138	$132
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Comprehensive Income

	Year Ended December 31,
	2017	2016	2015
	(In millions)
Net Income	$146	$138	$132
Other comprehensive income, net of tax:
Transfer of benefit obligations, net of taxes of $2 in 2015	—	—	3
Net change in unrealized loss on derivatives, net of taxes of $—, $—, and $—, respectively	—	—	1
Other comprehensive income	—	—	4
Comprehensive Income	$146	$138	$136
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Financial Position

	December 31,
	2017	2016
	(In millions)
ASSETS
Current Assets
Cash and cash equivalents	$—	$1
Accounts receivable (less allowance for doubtful accounts of $16 and $15, respectively)
Customer	354	287
Affiliates	29	56
Other	6	8
Inventories
Gas	29	45
Materials and supplies	16	19
Gas customer choice deferred asset	61	61
Notes receivable
Affiliates	—	1
Other	5	7
Regulatory assets	4	6
Other	17	17
	521	508

Investments	32	29

Property
Property, plant, and equipment	5,174	4,810
Accumulated depreciation and amortization	(1,781)	(1,720)
	3,393	3,090
Other Assets
Regulatory assets	715	754
Net investment in lease	49	53
Prepaid pension costs — affiliates	145	121
Prepaid postretirement costs — affiliates	157	144
Other	10	3
	1,076	1,075
Total Assets	$5,022	$4,702
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Financial Position — (Continued)

	December 31,
	2017	2016
	(In millions, except shares)
LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
Accounts payable
Affiliates	$19	$21
Other	174	180
Short-term borrowings
Affiliates	47	—
Other	300	180
Current portion of long-term debt	100	—
Regulatory liabilities	1	7
Other	112	102
	753	490

Long-Term Debt (net of current portion)	1,224	1,244

Other Liabilities
Deferred income taxes	534	915
Regulatory liabilities	737	326
Asset retirement obligations	150	143
Accrued pension liability — affiliates	107	107
Accrued postretirement liability — affiliates	1	—
Other	40	43
	1,569	1,534
Commitments and Contingencies (Notes 6 and 14)

Shareholder's Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	714	714
Retained earnings	762	720
Total Shareholder's Equity	1,476	1,434
Total Liabilities and Shareholder's Equity	$5,022	$4,702
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2017	2016	2015
	(In millions)
Operating Activities
Net Income	$146	$138	$132
Adjustments to reconcile Net Income to net cash from operating activities:
Depreciation and amortization	122	104	102
Allowance for equity funds used during construction	(5)	(3)	(1)
Deferred income taxes	46	74	72
Asset (gains) losses and impairments, net	—	4	—
Changes in assets and liabilities:
Accounts receivable, net	(24)	(57)	93
Inventories	19	20	(26)
Prepaid pension costs — affiliates	(24)	(15)	8
Prepaid postretirement benefit costs — affiliates	(13)	(64)	(35)
Accounts payable	14	(9)	(46)
Accrued pension liability — affiliates	—	(2)	(36)
Accrued postretirement liability — affiliates	1	—	(10)
Regulatory assets and liabilities	16	(50)	16
Other current and noncurrent assets and liabilities	8	60	4
Net cash from operating activities	306	200	273
Investing Activities
Plant and equipment expenditures	(461)	(395)	(272)
Notes receivable and other	12	3	19
Net cash used for investing activities	(449)	(392)	(253)
Financing Activities
Issuance of long-term debt, net of issuance costs	79	124	163
Redemption of long-term debt	—	—	(140)
Capital contribution by parent company	—	180	—
Short-term borrowings, net — other	120	(14)	49
Short-term borrowings, net — affiliate	47	—	—
Dividends on common stock	(104)	(97)	(92)
Net cash from (used for) financing activities	142	193	(20)
Net Increase (Decrease) in Cash and Cash Equivalents	(1)	1	—
Cash and Cash Equivalents at Beginning of Period	1	—	—
Cash and Cash Equivalents at End of Period	$—	$1	$—

Supplemental disclosure of cash information
Cash paid for:
Interest, net of interest capitalized	$61	$56	$58
Income taxes	$4	$5	$6

Supplemental disclosure of non-cash investing and financing activities
Plant and equipment expenditures in accounts payable	$48	$70	$34
See Notes to Consolidated Financial Statements

DTE Gas Company
Consolidated Statements of Changes in Shareholder's Equity

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)
	Shares	Amount				Total
	(Dollars in millions, shares in thousands)
Balance, December 31, 2014	10,300	$10	$524	$639	$(4)	$1,169
Net Income	—	—	—	132	—	132
Dividends declared on common stock	—	—	—	(92)	—	(92)
Transfer of benefit obligations, net of tax	—	—	—	—	3	3
Net change in unrealized loss on derivatives, net of tax	—	—	—	—	1	1
Balance, December 31, 2015	10,300	$10	$524	$679	$—	$1,213
Net Income	—	—	—	138	—	138
Capital contribution by parent company	—	—	180	—	—	180
Dividends declared on common stock	—	—	—	(97)	—	(97)
Balance, December 31, 2016	10,300	$10	$704	$720	$—	$1,434
Net Income	—	—	—	146	—	146
Dividends declared on common stock	—	—	—	(104)	—	(104)
Balance, December 31, 2017	10,300	$10	$704	$762	$—	$1,476
See Notes to Consolidated Financial Statements

DTE Gas Company
Notes to Consolidated Financial Statements

NOTE 1 — ORGANIZATION AND BASIS OF PRESENTATION
Corporate Structure
DTE Gas is a public utility engaged in the purchase, storage, transportation, distribution, and sale of natural gas to approximately 1.3 million customers throughout Michigan and the sale of storage and transportation capacity. The Company is regulated by the MPSC and certain activities are regulated by the FERC. In addition, the Company is regulated by other federal and state regulatory agencies including the EPA and the MDEQ.
Basis of Presentation
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company's estimates.
Principles of Consolidation
The Company consolidates all majority-owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to significantly influence the operating policies of the investee. When the Company does not influence the operating policies of an investee, the cost method is used. The Company eliminates all intercompany balances and transactions.
The Company evaluates whether an entity is a VIE whenever reconsideration events occur. The Company consolidates VIEs for which they are the primary beneficiary. If the Company is not the primary beneficiary and an ownership interest is held, the VIE is accounted for under the equity method of accounting. When assessing the determination of the primary beneficiary, the Company considers all relevant facts and circumstances, including: the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact the VIE's economic performance and the obligation to absorb the expected losses and/or the right to receive the expected returns of the VIE. The Company performs ongoing reassessments of all VIEs to determine if the primary beneficiary status has changed.
The Company holds a variable interest in NEXUS through purchases under a long-term transportation capacity contract. NEXUS is a joint venture with DTE Energy, which is in the process of constructing a 255-mile pipeline to transport Utica and Marcellus shale gas to Ohio, Michigan, and Ontario market centers. NEXUS is a VIE as it has insufficient equity at risk to finance its activities. The Company is not the primary beneficiary, as the power to direct significant activities is shared between the owners of the equity interests.
As of December 31, 2017, there are no assets or liabilities in the Company's Consolidated Statements of Financial Position that relate to its variable interest under the long-term contract as the associated pipeline is not yet in service. The NEXUS pipeline is anticipated to be in-service in the third quarter of 2018. The Company has not provided any significant form of financial support associated with the long-term contract. There is no significant potential exposure to loss as a result of the Company's variable interest through the long-term contract.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Revenues
Revenues from the sale, delivery, and storage of natural gas are recognized as services are provided. The Company records revenues for gas provided but unbilled at the end of each month. Rates for the Company include provisions to adjust billings for fluctuations in the cost of natural gas and certain other costs. Revenues are adjusted for differences between actual costs subject to reconciliation and the amounts billed in current rates. Under or over recovered revenues related to these cost recovery mechanisms are included in Regulatory assets or liabilities on the Consolidated Statements of Financial Position and are recovered or returned to customers through adjustments to the billing factors.
For further discussion of recovery mechanisms authorized by the MPSC, see Note 6 to the Consolidated Financial Statements, "Regulatory Matters."

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, cash in banks, and temporary investments purchased with remaining maturities of three months or less.
Receivables
Accounts receivable are primarily composed of trade receivables and unbilled revenue. The Company's accounts receivable are stated at net realizable value.
The allowance for doubtful accounts is generally calculated using the aging approach that utilizes rates developed in reserve studies. The Company establishes an allowance for uncollectible accounts based on historical losses and management's assessment of existing economic conditions, customer trends, and other factors. Customer accounts are generally considered delinquent if the amount billed is not received by the due date, which is typically in 21 days, however, factors such as assistance programs may delay aggressive action. The Company assesses late payment fees on trade receivables based on past-due terms with customers. Customer accounts are written off when collection efforts have been exhausted. The time period for write-off is 150 days after service has been terminated.
Unbilled revenues of $139 million and $122 million are included in Customer Accounts receivable at December 31, 2017 and 2016, respectively.
Notes Receivable
Notes receivable, or financing receivables, are primarily comprised of capital lease receivables and loans. Capital lease receivables are included in Current Notes receivable and Net investment in lease, while loans are included in Current Notes receivable and Other long-term assets on the Company's Consolidated Statements of Financial Position.
Notes receivable are typically considered delinquent when payment is not received for periods ranging from 60 to 120 days. The Company ceases accruing interest (nonaccrual status), considers a note receivable impaired, and establishes an allowance for credit loss when it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the note receivable. Cash payments received on nonaccrual status notes receivable, that do not bring the account contractually current, are first applied to contractually owed past due interest, with any remainder applied to principal. Accrual of interest is generally resumed when the note receivable becomes contractually current.
In determining the allowance for credit losses for notes receivable, the Company considers the historical payment experience and other factors that are expected to have a specific impact on the counterparty's ability to pay. In addition, the Company monitors the credit ratings of the counterparties from which it has notes receivable.
Inventories
Natural gas inventory of $29 million and $45 million as of December 31, 2017 and 2016, respectively, is determined using the last-in, first-out (LIFO) method. The replacement cost of gas in inventory exceeded the LIFO cost by $81 million and $132 million at December 31, 2017 and 2016, respectively.
The Company generally values materials and supplies inventory at average cost.
Gas Customer Choice Deferred Asset
Gas customer choice deferred asset represents gas provided to the Company by suppliers of gas for customers that participate in the Customer Choice program. As the gas is sold and billed to Customer Choice customers, primarily in the December through March heating season, this asset is reduced. At the end of an April through March cycle each year, any balance is reconciled and settled with the various suppliers.
Property, Retirement and Maintenance, and Depreciation and Amortization
Property is stated at cost and includes construction-related labor, materials, overheads, and AFUDC. The cost of properties retired is charged to accumulated depreciation. Expenditures for maintenance and repairs are charged to expense when incurred.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Utility property is depreciated over its estimated useful life using straight-line rates approved by the MPSC.
Depreciation and amortization expense also includes the amortization of certain regulatory assets.
See Note 4 to the Consolidated Financial Statements, "Property, Plant, and Equipment."
Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected undiscounted future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.
Excise and Sales Taxes
The Company records the billing of excise and sales taxes as a receivable with an offsetting payable to the applicable taxing authority, with no net impact on the Consolidated Statements of Operations.
Deferred Debt Costs
The costs related to the issuance of long-term debt are deferred and amortized over the life of each debt issue. The deferred amounts are included as a direct deduction from the carrying amount of each debt issuance in Long-Term Debt on the Consolidated Statements of Financial Position. In accordance with MPSC regulations, the unamortized discount, premium, and expense related to debt redeemed with a refinancing are amortized over the life of the replacement issue.
Allocated Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation. The 2017 and 2016 allocation for stock-based compensation expense was approximately $9 million. The 2015 allocation for stock-based compensation expense was approximately $5 million.
Subsequent Events
The Company has evaluated subsequent events through March 9, 2018, the date that these Consolidated Financial Statements were available to be issued.
Other Accounting Policies
See the following notes for other accounting policies impacting the Company's Consolidated Financial Statements:

Note	Title
5	Asset Retirement Obligations
6	Regulatory Matters
7	Income Taxes
8	Fair Value
9	Financial and Other Derivative Instruments
15	Retirement Benefits and Trusteed Assets

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
Recently Issued Pronouncements
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), as amended. The objectives of this ASU are to improve upon revenue recognition requirements by providing a single comprehensive model to determine the measurement of revenue and timing of recognition. The core principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. This ASU also requires expanded qualitative and quantitative disclosures regarding the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. The standard is to be applied retrospectively. The Company will adopt the standard effective January 1, 2018 using the modified retrospective approach. The Company has substantially completed the assessment of the amended ASU's impact on its Consolidated Financial Statements. The ASU will not significantly affect the Company's financial position or results of operations. The Company will continue to monitor the impact of the ASU on existing revenue recognition internal controls, policies, and procedures. Industry-related issues being vetted through the final stages of the American Institute of Certified Public Accountants' Power and Utilities Industry Task Force process, which are not expected to have significant impact on the Company, will continue to be monitored. The ASU will result in additional disclosures for revenue compared to the current guidance. Accordingly, the Company is evaluating information that would be useful for users of the Consolidated Financial Statements.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), a replacement of Leases (Topic 840). This guidance requires a lessee to account for leases as finance or operating leases, and include disclosure of key information about leasing arrangements. Both types of leases will result in the lessee recognizing a right-of-use asset and a corresponding lease liability on its balance sheet, with differing methodology for income statement recognition. For lessors, the standard modifies the classification criteria and the accounting for sales-type and direct financing leases. Entities will classify leases to determine how to recognize lease-related revenue and expense. This standard is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2018, and early adoption is permitted. The Company does not plan to early adopt the standard. A modified retrospective approach is required for leases existing or entered into after the beginning of the earliest comparative period in the Consolidated Financial Statements, with certain practical expedients permitted. The Company expects an increase in assets and liabilities, as well as additional disclosures, however, it is currently assessing the impact of this ASU on its Consolidated Financial Statements. This assessment includes monitoring unresolved utility industry implementation guidance. The Company has conducted outreach activities across its lines of business and have begun implementation of a third-party software tool that will assist with the initial adoption and ongoing compliance.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this update replace the incurred loss impairment methodology in current generally accepted accounting principles with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Entities will apply the new guidance as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The ASU is effective for the Company beginning after December 15, 2019, and interim periods therein. Early adoption is permitted. The Company is currently assessing the impact of this standard on its Consolidated Financial Statements.
In March 2017, the FASB issued ASU No. 2017-07, Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The amendments in this update require that an employer report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside income from operations. The amendments in this update also allow only the service cost component to be eligible for capitalization when applicable. The standard will be applied retrospectively for the presentation of the service cost component and the other components of net periodic pension cost and net periodic postretirement benefit cost in the income statement and prospectively for the capitalization of the service cost component of net periodic pension cost and net periodic postretirement benefit in assets. The ASU is effective for the Company for fiscal years, and interim periods within those years, beginning after December 15, 2017 and early adoption is permitted. The Company will adopt the standard effective January 1, 2018. The components of net periodic benefit costs (credits) for pension benefits and other postretirement benefits are disclosed in Note 15 to the Consolidated Financial Statements, "Retirement Benefits and Trusteed Assets." The ASU will not have a significant impact on the Company's Consolidated Financial Statements.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 4 — PROPERTY, PLANT, AND EQUIPMENT
The following is a summary of Property, plant, and equipment by classification as of December 31:

	2017	2016
	(In millions)
Property, plant, and equipment
Distribution	$3,523	$3,382
Storage	533	503
Transmission and other	1,118	925
Total	5,174	4,810
Less accumulated depreciation and amortization
Distribution	(1,238)	(1,198)
Storage	(159)	(152)
Transmission and other	(384)	(370)
Total	(1,781)	(1,720)
Net Property, plant, and equipment	$3,393	$3,090
The following is a summary of AFUDC and interest capitalized for the years ended December 31:

	2017	2016
	(In millions)
Allowance for debt funds used during construction and Interest capitalized	$3	$1
Allowance for equity funds used during construction	5	3
Total	$8	$4
The composite depreciation rate for the Company was approximately 2.7%, 2.4%, and 2.6% in 2017, 2016, and 2015, respectively. The average estimated useful life for Distribution and Storage property was 50 and 53 years, respectively, at December 31, 2017. The estimated useful lives for Transmission and other utility assets range from 5 to 70 years.
The following is a summary of Depreciation and amortization expense:

	Year Ended December 31,
	2017	2016	2015
	(In millions)
Property, plant, and equipment	$92	$82	$78
Regulatory assets and liabilities	30	22	24
	$122	$104	$102
Capitalized software costs are classified as Property, plant, and equipment, and the related amortization is included in accumulated depreciation and amortization on the Consolidated Financial Statements. The Company capitalizes the costs associated with computer software developed or obtained for use in its business. The Company amortizes capitalized software costs on a straight-line basis over the expected period of benefit, ranging from 5 to 15 years.
The Company has the following balances for capitalized software:

	Year Ended December 31,
	2017	2016	2015
	(In millions)
Amortization expense of capitalized software	$5	$5	$5
Gross carrying value of capitalized software	$73	$70
Accumulated amortization of capitalized software	$43	$38

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 5 — ASSET RETIREMENT OBLIGATIONS
The Company has conditional retirement obligations for gas pipelines, certain service centers, compressor and gate stations. The Company recognizes such obligations as liabilities at fair market value when they are incurred, which generally is at the time the associated assets are placed in service. Fair value is measured using expected future cash outflows discounted at the Company's credit-adjusted risk-free rate. The Company recognizes in the Consolidated Statements of Operations removal costs in accordance with regulatory treatment. Any differences between costs recognized related to asset retirement and those reflected in rates are recognized as either a Regulatory asset or liability on the Consolidated Statements of Financial Position.
If a reasonable estimate of fair value cannot be made in the period in which the retirement obligation is incurred, such as for assets with indeterminate lives, the liability is recognized when a reasonable estimate of fair value can be made. Natural gas storage system and certain other distribution assets have an indeterminate life. Therefore, no liability has been recorded for these assets.
A reconciliation of the Asset retirement obligations for 2017 follows:

(In millions)
Asset retirement obligations at December 31, 2016	$143
Accretion	8
Liabilities settled	(1)
Asset retirement obligations at December 31, 2017	$150

NOTE 6 — REGULATORY MATTERS
Regulation
The Company is subject to the regulatory jurisdiction of the MPSC, which issues orders pertaining to rates, recovery of certain costs, including the costs of regulatory assets, conditions of service, accounting, and operating-related matters. The Company operates natural gas storage and transportation facilities in Michigan as intrastate facilities regulated by the MPSC and provides intrastate storage and transportation services pursuant to an MPSC-approved tariff.
The Company also provides interstate storage and transportation services in accordance with an Operating Statement on file with the FERC. The FERC's jurisdiction is limited and extends to the rates, non-discriminatory requirements, and terms and conditions applicable to storage and transportation provided by the Company in interstate markets. The FERC granted the Company authority to provide storage and related services in interstate commerce at market-based rates. The Company provides transportation services in interstate commerce at cost-based rates approved by the MPSC and filed with the FERC. The Company is also subject to the requirements of other regulatory agencies with respect to safety, environment, and health.
The Company is unable to predict the outcome of the unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the Consolidated Financial Statements of the Company.
Regulatory Assets and Liabilities
The Company is required to record Regulatory assets and liabilities for certain transactions that would have been treated as revenue or expense in non-regulated businesses. Continued applicability of regulatory accounting treatment requires that rates be designed to recover specific costs of providing regulated services and be charged to and collected from customers. Future regulatory changes or changes in the competitive environment could result in the discontinuance of this accounting treatment for Regulatory assets and liabilities for some or all of the Company's businesses and may require the write-off of the portion of any Regulatory asset or liability that was no longer probable of recovery through regulated rates. Management believes that currently available facts support the continued use of Regulatory assets and liabilities and that all Regulatory assets and liabilities are recoverable or refundable in the current regulatory environment.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following are balances and a brief description of the Regulatory assets and liabilities at December 31:

	2017	2016
	(In millions)
Assets
Recoverable pension and other postretirement costs
Pension	$498	$517
Other postretirement costs	67	79
Deferred environmental costs	73	77
Recoverable Michigan income taxes	42	44
Unamortized loss on reacquired debt	19	20
Accrued GCR revenue	—	3
Other	20	20
	719	760
Less amount included in Current Assets	(4)	(6)
	$715	$754
Liabilities
Refundable federal income taxes	$437	$—
Removal costs liability	265	266
Negative pension offset	21	36
Negative other postretirement offset	13	1
Refundable income taxes	—	11
Accrued GCR refund	—	7
Energy waste reduction	—	4
Other	2	8
	738	333
Less amount included in Current Liabilities	(1)	(7)
	$737	$326
As noted below, certain Regulatory assets for which costs have been incurred have been included (or are expected to be included, for costs incurred subsequent to the most recently approved rate case) in the Company's rate base, thereby providing a return on invested costs (except as noted). Certain other Regulatory assets are not included in rate base but accrue recoverable carrying charges until surcharges to collect the assets are billed. Certain Regulatory assets do not result from cash expenditures and therefore do not represent investments included in rate base or have offsetting liabilities that reduce rate base.
ASSETS

•
Recoverable pension and other postretirement costs — Accounting standards for pension and other postretirement benefit costs require, among other things, the recognition in Other comprehensive income of the actuarial gains or losses and the prior service costs that arise during the period but that are not immediately recognized as components of net periodic benefit costs. The Company records the impact of actuarial gains or losses and prior service costs as a Regulatory asset since the traditional rate setting process allows for the recovery of pension and other postretirement costs. The asset will reverse as the deferred items are amortized and recognized as components of net periodic benefit costs.(a)

•
Deferred environmental costs — The MPSC approved the deferral of investigation and remediation costs associated with former MGP sites. Amortization of deferred costs is over a ten-year period beginning in the year after costs were incurred, with recovery (net of any insurance proceeds) through base rate filings.(a)

•
Recoverable Michigan income taxes — The State of Michigan enacted a corporate income tax resulting in the establishment of state deferred tax liabilities for DTE Energy's utilities. Offsetting Regulatory assets were also recorded as the impacts of the deferred tax liabilities will be reflected in rates as the related taxable temporary differences reverse and flow through current income tax expense.

•
Unamortized loss on reacquired debt — The unamortized discount, premium, and expense related to debt redeemed with a refinancing are deferred, amortized, and recovered over the life of the replacement issue.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

•	Accrued GCR revenue — Receivable for the temporary under-recovery of and carrying costs on gas costs incurred by the Company which are recoverable through the GCR mechanism.
______________________________________

(a)	Regulatory assets not earning a return or accruing carrying charges.
LIABILITIES

•
Refundable federal income taxes — The Company's remeasurement of deferred taxes due to the enactment of the TCJA, which reflects the net impact of the tax rate change on cumulative temporary differences expected to reverse after the effective date of January 1, 2018. Refer to "2017 Tax Reform" section below for additional information.

•	Removal costs liability — The amount collected from customers for the funding of future asset removal activities.

•
Negative pension offset — The Company's negative pension costs are not included as a reduction to its authorized rates; therefore, the Company is accruing a Regulatory liability to eliminate the impact on earnings of the negative pension expense accrued. This Regulatory liability will reverse to the extent the Company's pension expense is positive in future years.

•
Negative other postretirement offset — The Company's negative other postretirement costs are not included as a reduction to their authorized rates; therefore, as of December 2016, the Company began accruing a Regulatory liability to eliminate the impact on earnings of the negative other postretirement expense accrual. The Regulatory liabilities will reverse to the extent the Company's other postretirement expense is positive in future years.

•	Refundable income taxes — Income taxes refundable to customers representing the difference in property-related deferred income taxes payable and amounts recognized pursuant to MPSC authorization.

•	Accrued GCR refund — Liability for the temporary over-recovery of and a return on gas costs incurred by the Company which are recoverable through the GCR mechanism.

•	Energy waste reduction — Amounts collected in rates in excess of energy optimization expenditures.
2017 Rate Case Filing
The Company filed a rate case with the MPSC on November 22, 2017 requesting an increase in base rates of $85.1 million based on a projected twelve-month period ending September 30, 2019. The requested increase in base rates is primarily due to an increase in net plant. The rate filing also includes projected changes in sales, operations, maintenance expenses, and working capital. The rate filing also requests an increase in return on equity from 10.1% to 10.5%. To mitigate the impact to its customers resulting from ASU No. 2017-07, Compensation — Retirement Benefits (Topic 715), the Company suggested regulatory accounting treatment for the pension and postretirement cost components previously included as capital overhead. If the MPSC adopts the Company's suggestion, the rate request will be reduced. For further discussion of ASU No. 2017-07, see Note 3 to the Consolidated Financial Statements, "New Accounting Pronouncements." A final MPSC order in this case is expected by September 2018.
2017 Tax Reform
On December 27, 2017, the MPSC issued an order to consider changes in the rates of all Michigan rate-regulated utilities to reflect the effects of the federal TCJA. On January 19, 2018, the Company filed information with the MPSC regarding the potential change in revenue requirements due to the TCJA effective January 1, 2018, and outlined our recommended method to flow the current and deferred tax benefits of those impacts to ratepayers.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 7 — INCOME TAXES
Income Tax Summary
The Company is part of the consolidated federal income tax return of DTE Energy. DTE Energy and its subsidiaries file consolidated and/or separate company income tax returns in various states and localities, including a consolidated return in the State of Michigan. DTE Gas is part of the Michigan consolidated income tax return of DTE Energy. The federal, state, and local income tax expense for the Company is determined on an individual company basis with no allocation of tax expenses or benefits from other affiliates of DTE Energy. The Company had an income tax receivable from DTE Energy of $29 million and $56 million at December 31, 2017 and 2016, respectively.
Total Income Tax Expense varied from the statutory federal income tax rate for the following reasons for the years ended December 31:

	2017	2016	2015
	(In millions)
Income Before Income Taxes	$224	$216	$204
Income tax expense at 35% statutory rate	$78	$76	$72
Depreciation	(7)	(7)	(7)
State and local income taxes, net of federal benefit	10	11	10
Other, net	(3)	(2)	(3)
Income Tax Expense	$78	$78	$72
Effective income tax rate	34.8%	36.1%	35.3%
Components of Income Tax Expense were as follows for the years ended December 31:

	2017	2016	2015
	(In millions)
Current income tax expense
Federal	$24	$—	$—
State and other income tax	8	4	—
Total current income taxes	32	4	—
Deferred income tax expense
Federal	38	60	57
State and other income tax	8	14	15
Total deferred income taxes	46	74	72
	$78	$78	$72
Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the Consolidated Financial Statements.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Deferred tax assets (liabilities) were comprised of the following at December 31:

	2017	2016
	(In millions)
Property, plant, and equipment	$(477)	$(701)
Regulatory assets and liabilities	(69)	(281)
Pension and benefits	(49)	(56)
Federal net operating loss carry-forward	—	27
State net operating loss carry-forwards	2	5
Other	59	91
Long-term deferred income tax liabilities	$(534)	$(915)

Deferred income tax assets	$146	$147
Deferred income tax liabilities	(680)	(1,062)
	$(534)	$(915)
The above table excludes unamortized investment tax credits of $2 million and $3 million at December 31, 2017 and 2016, respectively. Investment tax credits are deferred and amortized to income over the average life of the related property.
DTE Gas has fully utilized the federal net operating loss carry-forward available for use on the tax return as of December 31, 2017.
The Company has a state and local deferred tax asset related to net operating loss carry-forwards of $2 million and $5 million at December 31, 2017 and 2016, respectively. DTE Gas does not have a valuation allowance with respect to these deferred tax assets.
Tax Cuts and Jobs Act
On December 22, 2017, the TCJA was enacted reducing the corporate income tax rate from 35% to 21%, effective January 1, 2018. As a result of the enactment, the deferred tax assets and liabilities were remeasured to reflect the impact of the TCJA on the cumulative temporary differences expected to reverse after the effective date. The impact of this remeasurement was a decrease in deferred tax liabilities of $441 million, which was attributable to the regulated utility and offset to regulatory assets and liabilities. This regulatory treatment is consistent with prior precedent set by the MPSC from previous tax law changes.
On December 22, 2017, the SEC issued guidance under Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), directing taxpayers to consider the implications of the TCJA as provisional when it does not have the necessary information available, prepared, or analyzed in reasonable detail to complete its accounting for the change in the tax law.  The amount above represents our best estimate based on interpretations of the TCJA. In accordance with SAB 118, the amount recorded is considered provisional and will continue to be analyzed throughout 2018, which may result in additional changes.
Uncertain Tax Positions
The Company had approximately $1 million of unrecognized tax benefits at December 31, 2017 and 2016, that, if recognized, would favorably impact its effective tax rate. The Company does not anticipate any material changes to the unrecognized tax benefits in the next 12 months.
The Company recognizes interest and penalties pertaining to income taxes in Interest expense and Other expenses, respectively, on its Consolidated Statements of Operations. The Company had insignificant amounts of accrued interest at December 31, 2017 and 2016. The Company had no accrued penalties pertaining to income taxes. The Company recognized interest expense related to income taxes of a nominal amount in 2017, 2016, and 2015.
In 2017, DTE Energy settled a federal tax audit for the 2015 tax year. DTE Energy's federal income tax returns for 2016 and subsequent years remain subject to examination by the Internal Revenue Service. DTE Energy's Michigan Business Tax and Michigan Corporate Income Tax returns for the year 2008 and subsequent years remain subject to examination by the State of Michigan. DTE Energy also files tax returns in numerous state and local jurisdictions with varying statutes of limitation.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 8 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated, or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which was immaterial at December 31, 2017 and 2016. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established that prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:

•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•
Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•
Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.

Fair Value of Financial Instruments
The fair value of financial instruments included in the table below is determined by using quoted market prices when available. When quoted prices are not available, pricing services may be used to determine the fair value with reference to observable interest rate indexes. The Company has obtained an understanding of how the fair values are derived. The Company also selectively corroborates the fair value of its transactions by comparison of market-based price sources. Discounted cash flow analyses based upon estimated current borrowing rates are also used to determine fair value when quoted market prices are not available. The fair values of notes receivable, excluding capital leases, are generally estimated using discounted cash flow techniques that incorporate market interest rates as well as assumptions about the remaining life of the loans and credit risk. Depending on the information available, other valuation techniques may be used that rely on internal assumptions and models. Valuation policies and procedures are determined by the Company's Treasury Department which reports to the Company's Vice President and Treasurer and the Company's Controller's Department which reports to the Company's Vice President, Controller and Chief Accounting Officer.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following table presents the carrying amount and fair value of financial instruments as of December 31, 2017 and 2016:

	December 31, 2017				December 31, 2016
	Carrying	Fair Value			Carrying	Fair Value
	Amount	Level 1	Level 2	Level 3	Amount	Level 1	Level 2	Level 3
	(In millions)
Notes receivable — affiliates	$—	$—	$—	$—	$1	$—	$—	$1
Notes receivable — other(a), excluding capital leases	$8	$—	$—	$8	$4	$—	$—	$4
Short-term borrowings — affiliates	$47	$—	$—	$47	$—	$—	$—	$—
Short-term borrowings — other	$300	$—	$300	$—	$180	$—	$180	$—
Long-term debt(b)	$1,324	$—	$851	$587	$1,244	$—	$648	$680
_______________________________________

(a)	Long-term portion included in Other Assets — Other on the Consolidated Statements of Financial Position.

(b)	Includes unamortized debt discounts and issuance costs.
For further fair value information on financial and derivative instruments, see Note 9 to the Consolidated Financial Statements, "Financial and Other Derivative Instruments."

NOTE 9 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives at their fair value as Derivative assets or liabilities on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge); or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income (loss) and later reclassified into earnings when the underlying transaction occurs. Gains or losses from the ineffective portion of cash flow hedges are recognized in earnings immediately. For fair value hedges, changes in fair values for the derivative and hedged item are recognized in earnings each period. For derivatives that do not qualify or are not designated for hedge accounting, changes in fair value are recognized in earnings each period.
The Company's primary market risk exposure is associated with commodity prices, credit, and interest rates. The Company has risk management policies to monitor and manage market risks. The Company purchases, stores, transports, distributes, and sells natural gas, and sells storage and transportation capacity. The Company has fixed-priced contracts for portions of its expected natural gas supply requirements through March 2020. Substantially all of these contracts meet the normal purchases and normal sales exception and are therefore accounted for under the accrual method. The Company may also sell forward transportation and storage capacity contracts. Forward transportation and storage contracts are generally not derivatives and are therefore accounted for under the accrual method.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 10 — LONG-TERM DEBT
Long-Term Debt
The Company's long-term debt outstanding and interest rates of debt outstanding at December 31 were:

	2017	2016
	(In millions)
First Mortgage Bonds, interest payable semi-annually
3.64% series due 2023	$50	$50
3.74% series due 2025	70	70
3.35% series due 2027	40	40
3.94% series due 2028	50	50
3.08% series due 2029	40	—
3.92% series due 2042	70	70
4.35% series due 2044	150	150
4.21% series due 2045	125	125
4.07% series due 2046	125	125
3.75% series due 2047	40	—
Senior Notes, interest payable semi-annually
6.04% series due 2018	100	100
5.00% series due 2019	120	120
6.36% series due 2020	50	50
6.44% series due 2023	25	25
6.78% series due 2028	75	75
5.70% series due 2033	200	200
	1,330	1,250
Unamortized debt issuance costs	(6)	(6)
Long-term debt due within one year	(100)	—
	$1,224	$1,244
The following table shows the scheduled debt maturities, excluding any unamortized discount or premium on debt:

	2018	2019	2020	2021	2022	2023 and Thereafter	Total
	(In millions)
Amount to mature	$100	$120	$50	$—	$—	$1,060	$1,330
Debt Issuances
In 2017, the following debt was issued:

Month	Type	Interest Rate	Maturity	Amount
				(In millions)
September	First Mortgage Bonds(a)	3.08%	2029	$40
September	First Mortgage Bonds(a)	3.75%	2047	40
				$80
______________________________________

(a)	Proceeds were used for repayment of short-term borrowings and general corporate purposes.
Cross Default Provisions
Substantially all of the net properties of the Company are subject to the lien of mortgages. Should the Company fail to timely pay its indebtedness under these mortgages, such failure may create cross defaults in the indebtedness of DTE Energy.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 11 — PREFERRED AND PREFERENCE SECURITIES
At December 31, 2017, the Company had 7 million shares of preferred stock with a par value of $1 per share and 4 million shares of preference stock with a par value of $1 per share authorized, with no shares issued.

NOTE 12 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
The Company has a $300 million unsecured revolving credit agreement that can be used for general corporate borrowings, but is intended to provide liquidity support for the Company's commercial paper program. Borrowings under the revolver are available at prevailing short-term interest rates. The facility will expire in April 2022. The Company had $300 million outstanding against the revolver at December 31, 2017.
The agreement requires the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreement, "total funded debt" means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements, and guarantees of third parties' debt, but excluding contingent obligations, nonrecourse and junior subordinated debt, and, except for calculations at the end of the second quarter, certain short-term debt. "Capitalization" means the sum of (a) total funded debt plus (b) "consolidated net worth," which is equal to consolidated total equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At December 31, 2017, the total funded debt to total capitalization ratio for the Company was 0.48 to 1 and was in compliance with this financial covenant.
The weighted average interest rates for short-term borrowings were 1.6% and 0.9% at December 31, 2017 and 2016, respectively.

NOTE 13 — CAPITAL LEASES
Lessor — The Company leases a portion of its pipeline system to the Vector Pipeline through a capital lease contract that expires in 2020, with renewal options extending for five years. DTE Energy owns a 40% interest in the Vector Pipeline.
The components of the Company's net investment in the capital lease at December 31, 2017 were as follows:

(In millions)
2018	$9
2019	9
2020	8
2021	—
2022	—
2023 and thereafter	—
Total minimum future lease receipts	26
Residual value of leased pipeline	40
Less unearned income	(13)
Net investment in capital lease	53
Less current portion	(4)
$49

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

NOTE 14 — COMMITMENTS AND CONTINGENCIES
Environmental
Contaminated and Other Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke, or oil. The facilities, which produced gas, have been designated as MGP sites. The Company owns or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. Cleanup of six of the MGP sites is complete, and the sites are closed. The Company has also completed partial closure of six additional sites. Cleanup activities associated with the remaining sites will continue over the next several years. The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites, including gate stations, gas pipeline releases, and underground storage tank locations. As of December 31, 2017 and 2016, the Company had $41 million and $43 million accrued for remediation, respectively. Any change in assumptions, such as remediation techniques, nature and extent of contamination, and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company's financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC, which allows for amortization of the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company's results of operations.
Guarantees
In certain limited circumstances, the Company enters into contractual guarantees. The Company may guarantee another entity’s obligation in the event it fails to perform and may provide guarantees in certain indemnification agreements. Finally, the Company may provide indirect guarantees for the indebtedness of others.
Labor Contracts
There are several bargaining units for the Company's approximate 1,100 represented employees. The majority of the represented employees are under contracts that expire in 2021.
Purchase Commitments
As of December 31, 2017, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term natural gas purchase and transportation agreements. The Company estimates the following commitments from 2018 through 2051, as detailed in the following table:

(In millions)
2018	$331
2019	215
2020	85
2021	52
2022	47
2023 and thereafter	413
$1,143
The Company has made certain commitments in connection with 2018 annual capital expenditures that are expected to be approximately $460 million.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Other Contingencies
The Company is involved in certain other legal, regulatory, administrative, and environmental proceedings before various courts, arbitration panels, and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on the Consolidated Financial Statements in the periods they are resolved.
For a discussion of contingencies related to regulatory matters, see Note 6 to the Consolidated Financial Statements, "Regulatory Matters."

NOTE 15 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
The Company participates in various plans that provide defined benefit pension and other postretirement benefits for DTE Energy and its affiliates. The plans are sponsored by the LLC and cover substantially all employees of the Company.
The table below represents pension and other postretirement benefit plans which the Company's eligible represented and non-represented employees participated at December 31, 2017:

	Represented(a)	Non-represented
Qualified Pension Plans
DTE Energy Company Retirement Plan		X
DTE Gas Company Retirement Plan for Employees Covered by Collective Bargaining Agreements	X
Nonqualified Pension Plans
DTE Energy Company Supplemental Retirement Plan	X	X
Other Postretirement Benefit Plans
The DTE Energy Company Comprehensive Non-Health Welfare Plan	X	X
The DTE Energy Company Comprehensive Retiree Group Health Care Plan	X	X
DTE Supplemental Retiree Benefit Plan	X	X
DTE Energy Company Retiree Reimbursement Arrangement Plan	X	X
______________________________________

(a)	Employees of DTE Energy subsidiaries' that are covered by collective bargaining agreements.
The Company accounts for its participation in the represented qualified pension plan by applying single-employer accounting. Non-represented participation in qualified and non-qualified pension plans is accounted for by applying multiemployer accounting. Participation in other postretirement benefit plans is accounted for by applying multiple-employer accounting. Within multiemployer and multiple-employer plans, participants pool plan assets for investment purposes and to reduce the cost of plan administration. The primary difference between plan types is assets contributed in multiemployer plans can be used to provide benefits for all participating employers, while assets contributed within a multiple-employer plan are restricted for use by the contributing employer. Plan participants of all plans are solely DTE Energy and affiliate employees.
December 31, 2016 and 2015 pension plan benefit balances for the Company have been updated to reflect reporting requirements of multiemployer plan disclosure guidance.
Pension Plan Benefits
DTE Energy has qualified defined benefit retirement plans for eligible represented and non-represented employees. The plans are noncontributory and provide traditional retirement benefits based on the employee's years of benefit service, average final compensation, and age at retirement. In addition, certain represented and non-represented employees are covered under cash balance provisions that determine benefits on annual employer contributions and interest credits. DTE Energy also maintains supplemental nonqualified, noncontributory, retirement benefit plans for selected management employees. These plans provide for benefits that supplement those provided by DTE Energy’s other retirement plans.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Represented net pension cost includes the following components for the years ended December 31:

	2017	2016	2015
	(In millions)
Service cost	$12	$12	$13
Interest cost	24	24	22
Expected return on plan assets	(33)	(33)	(29)
Amortization of:
Net actuarial loss	17	15	19
Net pension cost	$20	$18	$25

	2017	2016
	(In millions)
Other changes in plan assets and benefit obligations recognized in Regulatory assets
Net actuarial loss	$25	$25
Amortization of net actuarial loss	(17)	(15)
Prior service credit	(3)	—
Total recognized in Regulatory assets	$5	$10
Total recognized in net periodic pension cost and Regulatory assets	$25	$28
Estimated amounts to be amortized from Regulatory assets into net periodic benefit cost during next fiscal year
Net actuarial loss	$18	$16
Prior service credit	$(1)	$—

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following table reconciles the represented plan obligations, assets, and funded status as well as the amounts recognized as prepaid pension cost or pension liability in the Consolidated Statements of Financial Position at December 31:

	2017	2016
	(In millions)
Accumulated benefit obligation, end of year	$534	$471
Change in projected benefit obligation
Projected benefit obligation, beginning of year	$539	$503
Service cost	12	12
Interest cost	24	24
Plan amendments	(3)	—
Actuarial loss	65	19
Benefits paid	(22)	(19)
Projected benefit obligation, end of year	$615	$539
Change in plan assets
Plan assets at fair value, beginning of year	$432	$394
Actual return on plan assets	73	27
Company contributions	25	30
Benefits paid	(22)	(19)
Plan assets at fair value, end of year	$508	$432
Funded status of the plans	$(107)	$(107)
Amount recorded as:
Noncurrent liabilities	(107)	(107)
Amounts recognized in Regulatory assets(a)
Net actuarial loss	$240	$232
Prior service credit	(3)	—
	$237	$232
______________________________________

(a)	See Note 6 to the Consolidated Financial Statements, "Regulatory Matters."
The Company's policy is to fund pension costs by contributing amounts consistent with the provisions of the Pension Protection Act of 2006 and additional amounts when it deems appropriate. The Company contributed $25 million to represented qualified pension plans in 2017. The Company contributed $30 million to represented qualified pension plans in 2016 and 2015. No contributions were made to non-represented plans in 2017, 2016, and 2015.
At the discretion of management, and depending upon financial market conditions, the Company anticipates making up to $25 million in contributions to the represented pension plans, and no contributions to the non-represented pension plans in 2018.
DTE Energy's subsidiaries accounted for under multiemployer guidance are responsible for their share of qualified and nonqualified pension benefit costs. The Company's allocated portion of pension benefit costs for non-represented plans included in capital expenditures and regulatory liabilities were $4 million and $7 million for the years ended December 31, 2017 and 2015, respectively. There were no allocated pension benefit costs for the year ended December 31, 2016. These amounts include recognized contractual termination benefit charges, curtailment gains, and settlement charges.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

At December 31, 2017, the benefits related to represented qualified pension plans expected to be paid in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2018	$22
2019	24
2020	25
2021	27
2022	28
2023-2027	161
Total	$287
Assumptions used in determining the projected benefit obligation and net pension costs for the represented plan for the years ended December 31 were:

	2017	2016	2015
Projected benefit obligation
Discount rate	3.80%	4.45%	4.70%
Rate of compensation increase	5.00%	4.80%	4.80%
Net pension costs
Discount rate	4.45%	4.70%	4.30%
Rate of compensation increase	4.80%	4.80%	4.80%
Expected long-term rate of return on plan assets	7.50%	7.75%	7.75%
The Company employs a formal process in determining the long-term rate of return for various asset classes. Management reviews historic financial market risks and returns and long-term historic relationships between the asset classes of equities, fixed income, and other assets, consistent with the widely accepted capital market principle that asset classes with higher volatility generate a greater return over the long-term. Current market factors such as inflation, interest rates, asset class risks, and asset class returns are evaluated and considered before long-term capital market assumptions are determined. The long-term portfolio return is also established employing a consistent formal process, with due consideration of diversification, active investment management, and rebalancing. Peer data is reviewed to check for reasonableness. As a result of this process, the Company has long-term rate of return assumptions for its represented pension plan of 7.50% and other postretirement benefit plans of 7.75% for 2018. The Company believes these rates are a reasonable assumption for the long-term rate of return on plan assets for 2018 given the current investment strategy.
The Company employs a total return investment approach whereby a mix of equities, fixed income, and other investments are used to maximize the long-term return on plan assets consistent with prudent levels of risk, with consideration given to the liquidity needs of the plan. Risk tolerance is established through consideration of future plan cash flows, plan funded status, and corporate financial considerations. The investment portfolio contains a diversified blend of equity, fixed income, and other investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, growth and value stocks, and large and small market capitalizations. Fixed income securities generally include market duration bonds of companies from diversified industries, mortgage-backed securities, non-U.S. securities, bank loans, and U.S. Treasuries. Pension assets include long duration U.S. government and diversified corporate bonds intended to partially mitigate liability volatility caused by changes in discount rates. Other assets, such as private markets and hedge funds, are used to enhance long-term returns while improving portfolio diversification. Derivatives may be utilized in a risk controlled manner, to potentially increase the portfolio beyond the market value of invested assets and/or reduce portfolio investment risk. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Target allocations for the represented pension plan assets as of December 31, 2017 are listed below:

U.S. Large Capitalization (Cap) Equity Securities	18%
U.S. Small Cap and Mid Cap Equity Securities	5
Non-U.S. Equity Securities	17
Fixed Income Securities	32
Hedge Funds and Similar Investments	20
Private Equity and Other	8
100%
The following table provides the fair value measurement amounts for represented pension plan assets at December 31, 2017 and 2016(a):

	December 31, 2017				December 31, 2016
	Level 1	Level 2	Other(b)	Total	Level 1	Level 2	Other(b)	Total
	(In millions)
Asset category:
Short-term Investments(c)	$—	$4	$—	$4	$—	$3	$—	$3
Equity Securities
U.S. Large Cap(d)	91	1	—	92	95	1	—	96
U.S. Small Cap and Mid Cap(e)	25	1	—	26	25	—	—	25
Non-U.S.(f)	59	1	31	91	52	2	29	83
Fixed Income Securities(g)	—	162	—	162	—	113	—	113
Hedge Funds and Similar Investments(h)	30	—	66	96	25	—	63	88
Private Equity and Other(i)	—	—	37	37	—	—	24	24
Securities Lending(j)	(6)	(1)	—	(7)	(6)	(3)	—	(9)
Securities Lending Collateral(j)	6	1	—	7	6	3	—	9
Total	$205	$169	$134	$508	$197	$119	$116	$432
______________________________________

(a)	For a description of levels within the fair value hierarchy, see Note 8 to the Consolidated Financial Statements, "Fair Value."

(b)	Amounts represent assets valued at NAV as a practical expedient for fair value.

(c)
This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(d)	This category represents portfolios of large capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained.

(e)	This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained.

(f)
This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as NAV assets.

(g)
This category includes corporate bonds from diversified industries, U.S. Treasuries, and mortgage-backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as NAV assets.

(h)
This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded mutual funds, commingled funds and limited partnership funds. Pricing for mutual funds in this category is obtained from quoted prices in actively traded markets. Commingled funds or limited partnership funds are classified as NAV assets.

(i)
This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in timber and private mezzanine debt. All pricing for investments in this category are classified as NAV assets.

(j)
The Company has a securities lending program with a third-party agent. The program allows the agent to lend certain securities from the Company's pension trusts to selected entities against receipt of collateral (in the form of cash) as provided for and determined in accordance with its securities lending agency agreement.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The pension trust holds debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds hold exchange-traded equity or debt securities and are valued based on stated NAVs. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class, or issue for each security. The trustee monitors prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustee challenges an assigned price and determines that another price source is considered to be preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, the Company selectively corroborates the fair values of securities by comparison of market-based price sources.
There were no significant transfers between Level 2 and Level 1 in the years ended December 31, 2017 and 2016.
Other Postretirement Benefits
The Company participates in defined benefit plans sponsored by the LLC that provide certain other postretirement health care and life insurance benefits for employees who are eligible for these benefits. The Company's policy is to fund certain trusts to meet its other postretirement benefit obligations. Separate qualified VEBA and other benefit trusts exist. The Company did not make a contribution to the defined benefit other postretirement medical and life insurance benefit plans during 2017, and does not anticipate making any contributions to the trusts in 2018.
The Company also offers a defined contribution VEBA for eligible represented and non-represented employees, in lieu of defined benefit post-employment health care benefits, and allocates a fixed amount per year to an account in a defined contribution VEBA for each employee. These accounts are managed either by the Company (for non-represented and certain represented groups) or by the Utility Workers of America (UWUA) for Local 223 employees. The contributions to the VEBA for these accounts were $1 million in 2017, and less than $1 million in 2016 and 2015.
The Company also contributes a fixed amount to a Retiree Reimbursement Account, for current and future non-represented and represented retirees, spouses, and surviving spouses when the youngest of the retiree's covered household becomes eligible for Medicare Part A based on age. The amount of the annual allocation to each participant is determined by the employee's retirement date, and increases each year for each eligible participant at the lower of the rate of medical inflation or 2%.
Net other postretirement credit includes the following components for the years ended December 31:

	2017	2016	2015
	(In millions)
Service cost	$7	$7	$8
Interest cost	16	18	18
Expected return on plan assets	(42)	(42)	(40)
Amortization of:
Net actuarial loss	1	1	7
Prior service credit	(4)	(28)	(28)
Net other postretirement credit	$(22)	$(44)	$(35)

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

	2017	2016
	(In millions)
Other changes in plan assets and accumulated postretirement benefit obligation recognized in Regulatory assets
Net actuarial gain	$(14)	$(6)
Amortization of net actuarial loss	(2)	(1)
Amortization of prior service credit	4	28
Total recognized in Regulatory assets	$(12)	$21
Total recognized in net periodic benefit cost and Regulatory assets	$(34)	$(23)
Estimated amounts to be amortized from Regulatory assets into net periodic benefit cost during next fiscal year
Net actuarial loss	$5	$1
Prior service credit	$(1)	$(4)
The following table reconciles the obligations, assets, and funded status of the plans including amounts recorded as Accrued postretirement liability — affiliates in the Consolidated Statements of Financial Position at December 31:

	2017	2016
	(In millions)
Change in accumulated postretirement benefit obligation
Accumulated postretirement benefit obligation, beginning of year	$394	$404
Service cost	7	7
Interest cost	16	18
Actuarial (gain) loss	24	(12)
Benefits paid	(23)	(23)
Accumulated postretirement benefit obligation, end of year	$418	$394
Change in plan assets
Plan assets at fair value, beginning of year	$538	$484
Actual return on plan assets	80	35
Company contributions	—	20
Benefits paid	(44)	(1)
Plan assets at fair value, end of year	$574	$538
Funded status, end of year	$156	$144
Amount recorded as:
Noncurrent assets	$157	$144
Noncurrent liabilities	(1)	—
	$156	$144
Amounts recognized in Regulatory assets(a)
Net actuarial loss	$68	$83
Prior service credit	(1)	(4)
	$67	$79
______________________________________

(a)	See Note 6 to the Consolidated Financial Statements, "Regulatory Matters."

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

At December 31, 2017, the benefits expected to be paid, including prescription drug benefits, in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2018	$21
2019	22
2020	23
2021	23
2022	24
2023-2027	124
Total	$237
Assumptions used in determining the accumulated postretirement benefit obligation and net other postretirement benefit costs for the years ended December 31 were:

	2017	2016	2015
Accumulated postretirement benefit obligation
Discount rate	3.70%	4.25%	4.50%
Health care trend rate pre- and post- 65	6.75 / 7.25%	6.50 / 6.75%	6.25 / 6.75%
Ultimate health care trend rate	4.50%	4.50%	4.50%
Year in which ultimate reached pre- and post- 65	2030	2028	2027
Other postretirement benefit costs
Discount rate	4.25%	4.50%	4.10%
Expected long-term rate of return on plan assets	7.75%	8.00%	8.00%
Health care trend rate pre- and post-65	6.50 / 6.75%	6.25 / 6.75%	7.50 / 6.50%
Ultimate health care trend rate	4.50%	4.50%	4.50%
Year in which ultimate reached pre- and post- 65	2028	2027	2025 / 2024
A one percentage point increase in health care cost trend rates would have increased the total service cost and interest cost components of benefit costs by $1 million in 2017 and would have increased the accumulated benefit obligation by $24 million at December 31, 2017. A one percentage point decrease in the health care cost trend rates would have decreased the total service and interest cost components of benefit costs by $1 million in 2017 and would have decreased the accumulated benefit obligation by $20 million at December 31, 2017.
The process used in determining the long-term rate of return for assets and the investment approach for the other postretirement benefit plans is similar to those previously described for the pension plans.
Target allocations for other postretirement benefit plan assets as of December 31, 2017 are listed below:

U.S. Large Cap Equity Securities	16%
U.S. Small Cap and Mid Cap Equity Securities	4
Non-U.S. Equity Securities	19
Fixed Income Securities	27
Hedge Funds and Similar Investments	20
Private Equity and Other	14
100%

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

The following table provides the fair value measurement amounts for other postretirement benefit plan assets at December 31, 2017 and 2016(a):

	December 31, 2017				December 31, 2016
	Level 1	Level 2	Other(b)	Total	Level 1	Level 2	Other(b)	Total
	(In millions)
Asset category:
Short-term Investments(c)	$4	$1	$—	$5	$11	$1	$—	$12
Equity Securities
U.S. Large Cap(d)	89	—	—	89	89	—	—	89
U.S. Small Cap and Mid Cap(e)	40	—	—	40	47	—	—	47
Non-U.S.(f)	88	—	25	113	79	—	20	99
Fixed Income Securities(g)	8	106	38	152	4	95	36	135
Hedge Funds and Similar Investments(h)	36	—	68	104	35	—	69	104
Private Equity and Other(i)	—	—	71	71	—	—	52	52
Securities Lending(j)	(12)	(1)	—	(13)	(8)	(1)	—	(9)
Securities Lending Collateral(j)	12	1	—	13	8	1	—	9
Total	$265	$107	$202	$574	$265	$96	$177	$538
______________________________________

(a)	For a description of levels within the fair value hierarchy, see Note 8 to the Consolidated Financial Statements, "Fair Value."

(b)	Amounts represent assets valued at NAV as a practical expedient for fair value.

(c)
This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(d)	This category represents portfolios of large capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained.

(e)	This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained.

(f)
This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as NAV assets.

(g)
This category includes corporate bonds from diversified industries, U.S. Treasuries, bank loans, and mortgage backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as NAV assets.

(h)
This category utilizes a diversified group of strategies that attempt to capture financial market inefficiencies and includes publicly traded mutual funds, commingled funds and limited partnership funds. Pricing for mutual funds in this category is obtained from quoted prices in actively traded markets. Commingled funds and limited partnership funds are classified as NAV assets.

(i)
This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. This category also includes investments in timber and private mezzanine debt. All investments in this category are classified as NAV assets.

(j)
The Company has a securities lending program with a third-party agent. The program allows the agent to lend certain securities from the Company's VEBA trust to selected entities against receipt of collateral (in the form of cash) as provided for and determined in accordance with its securities lending agency agreement.

The DTE Energy Company Master VEBA Trust holds debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds hold exchange-traded equity or debt securities and are valued based on NAVs. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class, or issue for each security. The trustee monitors prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustee challenges an assigned price and determines that another price source is considered preferable. The Company has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, the Company selectively corroborates the fair values of securities by comparison of market-based price sources.
There were no significant transfers between Level 2 and Level 1 in the years ended December 31, 2017 and 2016.

DTE Gas Company
Notes to Consolidated Financial Statements — (Continued)

Defined Contribution Plans
The Company also sponsors defined contribution retirement savings plans. Participation in one of these plans is available to substantially all represented and non-represented employees. For substantially all employees, the Company matches employee contributions up to certain predefined limits based upon eligible compensation and the employee's contribution rate. Additionally, for eligible represented and non-represented employees who do not participate in the Pension Plans, the Company annually contributes an amount equivalent to 4% (8% for certain represented employees) of an employee's eligible pay to the employee's defined contribution retirement savings plan. The cost of these plans was $8 million in 2017, and $7 million in 2016 and 2015.
Plan Changes
In 2015, certain executive retirement benefit plans were amended to transfer the obligation for benefits as attributed to the LLC. The related plan liabilities were transferred from the Company to the LLC and DTE Energy.

NOTE 16 — RELATED PARTY TRANSACTIONS
The Company has agreements with affiliated companies to provide storage and transportation services, and for the purchase of natural gas. The Company also has an agreement with a DTE Energy affiliate where it is charged for its use of their shared capital assets. A shared services company accumulates various corporate support services expenses and charges various subsidiaries of DTE Energy, including DTE Gas. DTE Gas records federal, state, and local income taxes payable to or receivable from DTE Energy based on its federal, state, and local tax provisions.
The following is a summary of the Company's transactions with affiliated companies for the years ended December 31:

	2017	2016	2015
	(In millions)
Revenues
Storage and transportation services	$8	$11	$6
Other services	$1	$1	$1
Costs
Gas purchases	$1	$1	$3
Other services and interest	$32	$28	$28
Corporate expenses, net	$139	$133	$122
Other
Dividends declared	$104	$97	$92
Dividends paid	$104	$97	$92
The Company's Accounts receivable and Accounts payable related to Affiliates are payable upon demand and are generally settled in cash within a monthly business cycle. Notes receivable and Short-term borrowings related to Affiliates are subject to a credit agreement with DTE Energy whereby short-term excess cash or cash shortfalls are remitted to or funded by DTE Energy. This credit arrangement involves the charge and payment of interest at market-based rates. Refer to the Consolidated Statements of Financial Position for affiliate balances at December 31, 2017 and 2016.
Contributions to the DTE Energy Foundation were $22 million and $1 million for the years ended December 31, 2017 and 2016, respectively. There were no contributions to the DTE Energy Foundation for the year ended December 31, 2015. The DTE Energy Foundation is a non-consolidated not-for-profit private foundation, the purpose of which is to contribute and assist charitable organizations.
See Notes 1, 13, and 15, "Organization and Basis of Presentation," "Capital Leases," and "Retirement Benefits and Trusteed Assets," for other related party transactions impacting the Company's Consolidated Financial Statements.